Exhibit 99.1

SPREE ACQUISITION CORP. 1 LIMITED AND WHC WORLDWIDE, LLC MUTUALLY AGREE TO TERMINATE BUSINESS COMBINATION AGREEMENT

Atlanta, Georgia and Kansas City, Missouri, August 23, 2023 (GLOBE NEWSWIRE) — Spree Acquisition Corp. 1 Limited, a special purpose acquisition company (NYSE: SHAP) (“Spree”), and WHC Worldwide, LLC, doing business as zTrip®, a technology-based, North American-wide transportation company (“WHC” or “zTrip”), today announced that they have mutually agreed to terminate the previously announced Business Combination Agreement (the “Business Combination Agreement”), effective immediately.

Spree intends to continue to pursue the consummation of a business combination with an appropriate target. Additional information about the termination of the Business Combination Agreement will be provided in a Current Report on Form 8-K to be filed by Spree with the SEC and available at www.sec.gov.

“I want to thank our partner, Spree, for their dedication over the last several months. Collectively, we’ve made an incredible effort to make this deal happen, but given the state of the market, we’ve determined that this course is no longer the best option for the company. This choice has been made to ensure zTrip is in the greatest possible position to carry out its long-term strategic goals and capitalize on growth potential in this market,” said Bill George, CEO and Founder of zTrip.

“We continue to recognize that zTrip is a great company with an exciting future ahead of them, but even high-growth and very profitable companies are finding the environment hard as a result of the present market conditions. As zTrip exits this phase and continues forward with its goals, we wish them every success,” said Steve Greenfield, Chairman of the Board of Spree.

About Spree Acquisition Corp. 1 Limited

Spree Acquisition Corp. 1 Limited (NYSE: SHAP), is a publicly-listed special purpose acquisition company, registered as a Cayman Islands exempted company incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization, or similar business combination with one or more businesses or entities. Spree has been focused on a business combination with one or more mobility-related technology businesses.

About zTrip

WHC Worldwide, LLC d/b/a zTrip was formed to develop a platform capable of operating local mobility service providers more effectively and efficiently. Combining its experience of acquiring and operating traditional taxi fleets with our proprietary technology-based shared infrastructure, is consolidating the local mobility service market and driving greater technology adoption and other operating efficiencies. zTrip believes it has created the largest taxi fleet operator in the U.S. zTrip is a company led by a tenured management team with decades of experience in the ground transportation industry and a track record of owning and operating successful transportation companies.

Contact:

Shay Kronfeld, CFO
Email: sk@spree1.com,
Telephone: (470) 223-0227

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